                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        CORN PRODUCTS INTERNATIONAL, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                   (UNAUDITED)

                                         FOR THE
                                       NINE MONTHS
                                          ENDED                        FOR THE YEARS ENDED DECEMBER 31,
                                        SEPTEMBER      ---------------------------------------------------------------
($ MILLIONS)                             30, 1999        1998          1997         1996          1995          1994
                                      ------------     --------      --------     --------      --------      --------
*Income before extraordinary
charges, income taxes and minority
equity:                               $      100.0     $   71.0      $   20.0*    $   37.0      $  186.0*     $  188.0*
Fixed charges                                 33.9         24.0          34.4         38.0          34.7          26.6
Capitalized interest                          (4.6)        (3.7)         (3.3)        (8.1)         (2.9)         (2.0)
                                      ------------     --------      --------     --------      --------      --------
                                      $      129.3     $   91.3      $   51.1     $   66.9      $  217.8      $  212.7
                                      ============     ========      ========     ========      ========      ========

RATIO OF EARNINGS TO FIXED CHARGES
                                              3.81         3.81          1.49         1.76          6.27          7.98
                                      ============     ========      ========     ========      ========      ========


FIXED CHARGES:
Interest expense on debt              $       32.8     $   22.5      $   32.9     $   37.0      $   34.0      $   26.0
Amortization of discount on debt              --           --            --           --            --            --
Interest portion of rental expense
      on operating leases                      1.1          1.5           1.5          1.0           0.7           0.6
                                      ------------     --------      --------     --------      --------      --------
Total                                 $       33.9     $   24.0      $   34.4     $   38.0      $   34.7      $   26.6
                                      ============     ========      ========     ========      ========      ========



Income before income taxes and
minority equity                       $      100.0     $   71.0      ($  89.0)    $   37.0      $  223.0      $  169.0
Restructuring charges                          0.0          0.0         109.0          0.0         (37.0)         19.0
                                      ------------     --------      --------     --------      --------      --------
Adj. Income                           $      100.0     $   71.0      $   20.0     $   37.0      $  186.0      $  188.0
                                      ============     ========      ========     ========      ========      ========


* - Income before extraordinary charges, income taxes and minority equity does not include restructuring and spin-off costs